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                                                                Exhibit 23.1

The Board of Directors
Signature Brands USA, Inc.

We consent to incorporation by reference in the Registration Statements (Nos. 333-04019 and 333-37459) on Form S-8 of Signature Brands USA, Inc. (formerly Health o meter Products, Inc.) of our report dated December 9, 1997, except as to paragraph 6 of Note 8 which is as of December 24, 1997, relating to the consolidated balance sheets of Signature Brands USA, Inc. and subsidiary as of September 28, 1997 and September 29, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years ended September 28, 1997, September 29, 1996 and October 1, 1995, and all related schedules, which report appears in the September 28, 1997 annual report on Form 10-K of Signature Brands USA, Inc.



/s/ KPMG PEAT MARWICK LLP

KPMG Peat Marwick LLP
Cleveland, Ohio

December 24, 1997